Exhibit (a)(1)(I)

PRESS RELEASE PARIS, MARCH 4, 2014

Imerys increases offer price and reaffirms strategic interest in AMCOL acquisition

•	Fully-financed tender offer to acquire all of AMCOL’s outstanding shares for US$45.25 per share in cash

•	Amendment to existing merger agreement unanimously approved by AMCOL’s Board of Directors

Imerys today revised its previously announced merger agreement to acquire all outstanding shares of AMCOL International Corporation (NYSE: ACO; “AMCOL”) for US$45.25 per share in cash. The revised offer represents an increase of US$2.50 per share over the offer price included in Imerys’ previous agreement with AMCOL, which was announced on February 26, 2014. The transaction values AMCOL at approximately US$1.7 billion, including AMCOL’s net financial debt. The revised agreement has been unanimously approved by the Boards of Directors of AMCOL and Imerys.

The revised agreement reflects Imerys’ confidence in the strategic benefits of the transaction and Imerys’ ability to create value for its shareholders through the acquisition. This confidence is based on AMCOL’s solid market position and the quality of its teams. On a combined basis, Imerys expects to increase the pace of innovation while optimizing costs. Imerys has a demonstrated ability to rapidly and efficiently integrate acquisitions, particularly in the United States where it generated approximately US$1 billion in revenue in 2013, with more than 2,400 employees.

Imerys will finance the transaction with debt and has secured definitive and firm debt financing, including credit agreements already in place. Following the close of the transaction, Imerys expects to maintain an investment grade credit rating. In addition, all necessary filings have been completed with regulatory authorities in order to obtain necessary approvals for this transaction in the coming weeks. The transaction is expected to close in the first half of 2014.

Gilles Michel, Chairman & CEO of Imerys, commented: “The combination of Imerys and AMCOL will create a clear leader in the industrial minerals sector with strong growth potential. Beyond the significant commercial and operational synergies, which have already been identified, the Imerys and AMCOL teams will, together, expand into new markets and deliver innovative new solutions for our customers. The commitment made today by Imerys reflects its confidence in its ability to create value for its shareholders through this major acquisition.”

The tender offer and withdrawal rights of AMCOL shareholders will expire at 12:00 midnight, New York City time, on March 20, 2014, unless the offer is extended in accordance with the Agreement and Plan of Merger, dated as of February 11, 2014, by and among Imerys SA, Imerys Minerals Delaware, Inc. (the “Purchaser”) and AMCOL International Corporation, and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Stockholders that wish to tender their shares should contact their broker or MacKenzie Partners, Inc. at Toll-Free Telephone: (800) 322-2885 or via Email: tenderoffer@mackenziepartners.com. Any persons with questions regarding the offer should contact MacKenzie Partners at the above numbers. Copies of the tender offer materials document may also be obtained for free from MacKenzie Partners.

Investors (US)	Press Contacts (US/UK)

MacKenzie Partners:	Sard Verbinnen & Co:

Lawrence E. Dennedy: +1 (212) 929-5239	(US) Lesley Bogdanow: +1 (212) 687-8080

Simon P. Coope: +1 (212) 929-5085	(UK) Jonathan Doorley: +44 (0)20 3178 8914

Imerys Analyst/Investor Relations	Imerys Press Contacts

Pascale Arnaud: +33 (0)1 4955 6401	Pascale Arnaud: +33 (0)1 4955 6401

finance@imerys.com	Raphaël Leclerc: +33 (0)6 7316 8806

About Imerys

The world leader in mineral-based specialty solutions for industry, with €3.7 billion revenue and 15,800 employees in 2013, Imerys transforms a unique range of minerals to deliver essential functions (heat resistance, mechanical strength, conductivity, coverage, barrier effect, etc.) that are essential to its customers’ products and manufacturing processes.

Whether mineral components, functional additives, process enablers or finished products, Imerys’ solutions contribute to the quality of a great number of applications in consumer goods, industrial equipment or construction. Combining expertise, creativity and attentiveness to customers’ needs, the Group’s international teams constantly identify new applications and develop high value-added solutions under a determined approach to responsible development. These strengths enable Imerys to develop through a sound, profitable business model.

More comprehensive information about Imerys may be obtained from its website (www.imerys.com) under Regulated Information, particularly in its Registration Document filed with the Autorité des marchés financiers on March 21, 2013 under number D.13-0195 (also available from the Autorité des marchés financiers website, www.amf-france.org). Imerys draws the attention of investors to chapter 4, “Risk Factors”, of its Registration Document.

About AMCOL International Corporation

Founded in 1927, AMCOL International Corporation (NYSE: ACO) is a leading producer and marketer of diverse specialty materials with a core expertise in minerals and polymer science. Through four business segments: Performance Materials, Construction Technologies, Energy Services, and Transportation and Logistics, AMCOL creates solutions that enhance the quality, efficiency and sustainability of its customers’ products and services in a growing global marketplace. Headquartered in Hoffman Estates, Illinois, AMCOL International Corporation is a publicly owned company traded under the symbol ACO (NYSE). The AMCOL web address is www.amcol.com.

Notice to Investors

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF AMCOL. The solicitation and the offer to purchase shares of AMCOL common stock is being made pursuant to the Schedule TO that Imerys and the Purchaser filed with the SEC on February 20, 2014. The Schedule TO, including the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Schedule 14D-9, are available to all stockholders of AMCOL at no expense to them. The Schedule TO and Schedule 14D-9 are available for free at the SEC’s web site at www.sec.gov. Free copies of these materials and certain other offering documents are made available by the information agent for the offer. The

Schedule TO, Schedule 14D-9 and related materials may also be obtained for free from MacKenzie Partners, Inc. 105 Madison Avenue, New York, NY 10016, Toll-Free Telephone: (800) 322-2885, Email: tenderoffer@mackenziepartners.com.

AMCOL STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Additional Information and Where to Find It

In addition to the Schedule 14D-9, AMCOL files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by AMCOL at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AMCOL’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This release contains forward-looking statements regarding, among other things, the proposed acquisition of AMCOL by Imerys and the expected timing, certainty and benefits of the transaction. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect Imerys’ current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties.

Investors should note that many factors could affect the proposed acquisition of AMCOL and could cause actual results to differ materially from those expressed in forward-looking statements contained in this release. These factors include, but are not limited to: the risk that the acquisition will not close when expected or at all; the risk that Imerys business and/or AMCOL’s business will be adversely impacted during the pendency of the acquisition; and other risks and uncertainties. Imerys assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, other than as required by law.